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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors and Shareholders
TALX Corporation:


We consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370, and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated April 24, 2002, with respect to the consolidated balance sheets of TALX Corporation and subsidiaries as of March 31, 2001 and 2002 and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of TALX Corporation.



/s/ KPMG LLP


St. Louis, Missouri
June 28, 2002